Exhibit 99.2

Press Release

Contact:	Kevin Heine
+1 212-635-1590
Kevin.heine@bnymellon.com

BNY Mellon Sells Stake in ConvergEx Group to CVC Capital Partners

Transaction Will Boost Company’s Strong Capital Position

NEW YORK, July 20, 2011 – BNY Mellon, the global leader in investment management and investment services, has agreed to sell a majority of its equity stake in ConvergEx Group as part of a definitive agreement for ConvergEx Group to be acquired by funds advised by CVC Capital Partners, a leading global private equity firm, in an all cash transaction expected to close in the early fall.

BNY Mellon agreed to sell the majority of its holding in ConvergEx Group while remaining a minority shareholder. Upon closing, the transaction is expected to enhance BNY Mellon’s capital position, adding approximately 15 basis points to the company’s Basel III Tier1 Common Equity.

“This transaction will provide a meaningful boost to our strong capital position and enable us to benefit from the ongoing growth of ConvergEx Group as one of the leaders in providing software and technology solutions to asset managers and financial intermediaries globally,” said Thomas P. Gibbons, vice chairman and chief financial officer of BNY Mellon. “We look forward to working with CVC and management to support ConvergEx as it enters its next phase of growth.”

BNY Mellon is a global financial services company focused on helping clients manage and service their financial assets, operating in 36 countries and serving more than 100 markets. BNY Mellon is a leading provider of financial services for institutions, corporations and high-net-worth individuals, offering superior investment management and investment services through a worldwide client-focused team. It has $26.3 trillion in assets under custody and administration and $1.3 trillion in assets under management, services $11.8 trillion in outstanding debt and processes global payments averaging $1.7 trillion per day. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available at www.bnymellon.com and through Twitter @bnymellon.

This press release contains statements relating to future results of BNY Mellon that are considered “forward-looking statements,” which may be expressed in a variety of ways, including the use of future or present tense language and relate to, among other things, aspects of the transaction including the enhancement of BNY Mellon’s capital ratios, the generation of capital, the anticipated closing date and other implications of the announced transaction. These forward-looking statements are based on current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond BNY Mellon’s control). For additional information with respect to risks and other factors that could cause BNY Mellon’s results to differ materially from those described in the forward-looking statements, see the risk factors set forth in BNY Mellon’s Annual Report on Form 10-K for the year ended Dec. 31, 2010 and its other filings with the Securities and Exchange Commission. All forward-looking statements in this press release speak only as of July 20, 2011, and BNY Mellon undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

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